UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  May 20, 2014

ALPINE 1 INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-54993	46-3015972
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

Paul Mazzapica

2802 N Howard Ave. Tampa FL 33607

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(727) 492-7508

 (ISSUER TELEPHONE NUMBER)

460 Brannan Street, Suite 78064

San Francisco, CA 94107

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Change in Control of Registrant.

On May 20, 2014, Richard Chiang, the officer and director of ALPINE 1 Inc. (the “Registrant”), entered into a Share Purchase Agreement pursuant to which he sold an aggregate of 10,000,000 shares of the Registrant’s common stock to Paul F. Mazzapica Sr. for a purchase price of $40,000. A copy of the Share Purchase Agreement is attached hereto as Exhibit 10.1

Pursuant to the Share Purchase Agreement, Paul F. Mazzapica Sr. became the sole shareholder of the Registrant, owning 100% of the issued and outstanding shares of the Registrant’s common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On May 20, 2014, immediately prior to the closing of the Share Purchase Agreement transaction, Richard Chiang, acting as the sole shareholder of the Registrant, elected and appointed Paul F. Mazzapica Sr. to the Board of Directors of the Registrant.  Biographical information about Mr. Mazzapica is included below.

Resignation of Director

Immediately following the closing of the Share Purchase Agreement transaction, Richard Chiang tendered his resignation as the Registrant’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors. Paul F. Mazzapica Sr., acting as a member of the Registrant’s Board of Directors, accepted Mr. Chiang’s resignation. The resignations were in connection with the consummation of the Share Purchase Agreement with Paul F. Mazzapica Sr. and were not the result of any disagreement with Registrant on any matter relating to Registrant's operations, policies or practices.

Appointment of Officers

Following Mr. Chiang’s resignations, Paul F. Mazzapica Sr. appointed himself as President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors of the Registrant.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments at ALPINE 1 Inc.

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Biographical Information for Paul F. Mazzapica Sr.

Mr. Mazzapica has more than 25 years of sales, marketing and operations experience.  He is an entrepreneur and has played an integral role in the restructuring of affinity marketing organizations, manufacturing businesses and third-party call centers. In addition, he has started and sold numerous sales-oriented companies including multi-million dollar Laser-Mate, which was purchased by Danka in 1995. Mr. Mazzapica was retained by Danka as a Senior Vice President, where he led a $250 million annual sales division with 400 employees to new revenue heights using his consolidation planning, and “share of wallet” strategies.

While at Danka, Mr. Mazzapica invented an asset management system for copiers and facsimile machines and was granted a Patent by the US Patent and Trademark Office #5930342. After his departure from Danka in December 1999, he founded a sales and marketing consulting firm, SEE Consulting, where he worked from 2000 to 2012, focusing on process improvement, training and business development, continuing to develop and execute innovative solutions that maximize resources, deliver long-term value to customers and drive sustainable revenue growth. Mr. Mazzapica has developed strong knowledge of Social Media and Mobile Marketing, Call Center Applications, CRM and ECM software functionality and design and FRM database analysis. He co-founded Opt-in SMART in 2010 and served as its Chief Executive Officer. His Social Media and Mobile Marketing vision, known today as the SMART System, was the genesis for the formation of INtech Ventures Inc. that was eventually sold to Innovative Software and Technologies Inc. (INIV) in 2012.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Document	Location
10.1	Share Purchase Agreement dated May 20, 2014	Filed herewith.
17.1	Resignation Letter of Richard Chiang dated as of May 20, 2014, effective May 20, 2014	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPINE 1 Inc.

By:  /s/ Paul Mazzapica, Sr.

Name:  Paul Mazzapica, Sr.

Title: President and Chief Executive Officer

Dated: May 27, 2014

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